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                                                                    Exhibit 99.3
For Information Contact
-----------------------
At Greater Bay Bancorp:                At Financial Relations Board:
David L Kalkbrenner, President & CEO   Christina Carrabino (general information)
(650) 614-5767                         Stephanie Mishra (analyst contact)
Steven C. Smith, EVP, CAO & CFO        (415) 986-1591
(650) 813-8222

FOR IMMEDIATE RELEASE
---------------------

                    GREATER BAY BANCORP ANNOUNCES COMPLETION
                      OF MERGER WITH MT. DIABLO BANCSHARES

PALO ALTO, CA, February 1, 2000 -- Greater Bay Bancorp (Nasdaq: GBBK) announced that the merger with Mt. Diablo Bancshares, the holding company for Mt. Diablo National Bank, Danville, California, was completed on January 31, 2000.

Each Mt. Diablo Bancshares shareholder will receive 0.9532 shares of Greater Bay Bancorp stock for each share of Mt. Diablo Bancshares in a tax-free exchange. The merger will be accounted for as a pooling of interests. Following the transaction, Mt. Diablo National Bank, a wholly owned subsidiary of Mt. Diablo Bancshares, will operate as a wholly owned subsidiary of Greater Bay Bancorp. Based on December 31, 1999 financial information, the combined company will have total assets of approximately $2.85 billion and shareholders' equity of approximately $174 million.

According to David Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, "The completion of this merger furthers our strategy of `ringing the Bay' by increasing our presence in the growing East Bay market. We are on schedule to integrate Mt. Diablo National Bank into our systems, with a systems conversion scheduled for early March."

John J. Hounslow, the Chairman of Mt. Diablo National Bank, commented, "We are very pleased to be joining the Greater Bay super community banking family and look forward to the opportunities it presents to our clients and communities we serve."

Greater Bay Bancorp through its seven subsidiary banks, Bay Area Bank, Bay Bank of Commerce, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank and Peninsula Bank of Commerce, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, and the Contra Costa Tri Valley Region, with offices located in Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, and Walnut Creek.
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Greater Bay Bancorp Announces Completion of Merger
February 1, 2000
Page 2



Safe Harbor
This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 1999, and particularly the discussion of risk factors within that document.

                          "WE INVEST IN RELATIONSHIPS"